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PRICING SUPPLEMENT NO. 203 DATED                       Filed Pursuant to
February 22, 1996 TO PROSPECTUS DATED                  Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                File No. 33-51877
DATED October 14, 1995


                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series A
                 Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:               $  384,000.00
Original Issue Date (Settlement Date)      February 27, 1996
Stated Maturity Date:                      February 15, 2003
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            7.250% Per Annum
Interest Payment Dates:                   March 15 and monthly thereafter
                                          Commencing March 15, 1996
Survivor's Option:                        [ X ] Yes    [   ] No
Optional Redemption:                      [ X ] Yes    [   ] No
Initial Redemption Date:                  February 15, 1998
Redemption Price:                         Initially 101.00% of Principal
                                          Amount and 100.00% after the
                                          first anniversary of the Initial
                                          Redemption Date.

       Agent                              Principal Amount of Notes
                                           Solicited by Each Agent
Prudential Securities Incorporated        $   80,000.00
EVEREN Securities, Inc.                   $        0.00
First of Michigan Corporation             $        0.00
Roney & Co.                               $   29,000.00
J.W. Korth & Company                      $  275,000.00
       Total                              $  384,000.00

                                            Per Note
                                          Sold by Agents
                                           To Public           Total

Issue Price:                              $1,000.00          $  384,000.00
Agent's Discount or Commission:           $    7.00          $    2,688.00
Maximum Dealer's Discount or
  Selling Concession:                     $   19.50          $    7,488.00
Proceeds to the Company:                  $  973.50          $  373,824.00

CUSIP Number:   12589QJR8
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